Exhibit 99

News Release

Media Contacts:	Anita Larsen (908) 423-6022	Investor Contact:	Michael Rabinowitz (908) 423-5185

Chris Loder (908) 423-3786

Ogilvy & Mather’s Shelly Lazarus Elected to Merck Board of Directors

WHITEHOUSE STATION, N.J., Oct. 6, 2004 – Merck & Co., Inc. today announced that Shelly Lazarus, 57, chairman and chief executive officer of Ogilvy & Mather Worldwide, one of the world’s leading advertising and marketing communication companies, will join the company’s Board of Directors effective Oct. 26. With her election, Ms. Lazarus will become one of 11 outside directors on the 12-member board. Ms. Lazarus will stand for election by the company’s stockholders in April 2005.

Ranked by Fortune magazine as one of the “50 Most Powerful Women in Business” each year since the list’s inception in 1998, Ms. Lazarus has spent more than three decades building such top advertising brands as American Express, IBM, Maxwell House and Dove. Ms. Lazarus first joined Ogilvy & Mather in the early 1970s, serving on many of the company’s signature accounts before taking a key role as the head of the company’s North American direct marketing unit. From there she moved back into general advertising and rose steadily, becoming president of the company’s flagship New York office in 1991, then head of Ogilvy & Mather North America in 1994. In 1995, she was named president and chief operating officer of Ogilvy & Mather Worldwide. Ms. Lazarus was named CEO in 1996, and was made chairman the following year.

A graduate of Smith College, Ms. Lazarus earned her M.B.A. in marketing from Columbia University in 1970. Most recently, she received Columbia Business School’s Distinguished Leadership Award in Business – the first woman to receive the honor.

Ms. Lazarus serves on a number of boards, including General Electric, New York Presbyterian Hospital, American Museum of Natural History, World Wildlife Fund and the Board of Overseers of the Columbia Business School. She is a member of the Council on Foreign Relations and the Business Council. She was Chairman of the Board of Trustees for Smith College, and was Chairman of the American Association of Advertising Agencies, one of only two women to hold that position.

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Ms. Lazarus is married to George Lazarus, a pediatrician in Manhattan. They have three children.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly or through its joint ventures.

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